EXHIBIT 99.1

18191 Von Karman Avenue Suite 300 Irvine, CA 92612 (949) 270-9200

December 19, 2016

Dear Fellow Stockholder:

Thank you for your investment in Griffin-American Healthcare REIT III. We are writing today to provide you with an important company update regarding our share repurchase plan (“SRP”).

As you know, in October we notified you that our board of directors had determined an estimated per share net asset value (“NAV”) of our common stock of $9.01, and that henceforth, the per share repurchase price in regards to our SRP would depend on the “repurchase amount” and the length of time a stockholder has held shares of our common stock. For most stockholders, the estimated per share NAV of $9.01 would serve as the repurchase amount, and the stockholder’s per share repurchase price is calculated as a percentage of the repurchase amount that is based on the length of time the stockholder had held shares of our common stock.

Recently, however, our board of directors adopted a Second Amended and Restated Share Repurchase Plan which has changed the repurchase price for share repurchases in connection with a stockholder’s death or qualifying disability. As a result, Griffin-American Healthcare REIT III will now repurchase shares in connection with a stockholder’s death or qualifying disability for 100 percent of the amount per share paid by the stockholder for its shares of our common stock.

All other material terms of the SRP remain unchanged. Please refer to the enclosed Second Amended and Restated Share Repurchase Plan for additional information.

Should you have any questions, please contact our Investor Services department at 888-926-2688.

Thank you for your continued support.

Sincerely,

Jeff Hanson	Danny Prosky
Chairman and Chief Executive Officer	President and Chief Operating Officer

Enclosures

www.HealthcareREIT3.com